UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2026

KOHL'S CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Wisconsin	001-11084	39-1630919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin		53051
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 262 703-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2026, Elliott Rodgers accepted his appointment as Chief Operating Officer of Kohl’s Corporation (the “Company”). Mr. Rodgers’ appointment will be effective September 9, 2026.

Mr. Rodgers, age 50, served as Executive Vice President, Chief Operations Officer at Foot Locker, Inc. from December 2022 to September 2025. Prior to joining Foot Locker, he served as Chief People Officer and Head of Global Expansion at project44, a supply chain visibility platform, from October 2021 to December 2022. From 2013-2021, Mr. Rodgers held progressive leadership roles at Ulta Beauty, Inc., serving as Chief Information Officer from September 2020 to October 2021 and as Chief Supply Chain Officer from April 2019 to September 2020. Earlier in his career, he spent six years at Target Corporation in distribution and omnichannel operations and three years as a Vice President at Citigroup. Mr. Rodgers was also a Captain in the U.S. Army and holds a Bachelor of Science from the United States Military Academy at West Point and an MBA from Harvard Business School. Mr. Rodgers served on the board of directors of Levi Strauss & Co. from December 2020 and resigned effective June 15, 2026 in light of his appointment.

In consideration of his employment with the Company, Mr. Rodgers will receive, among other things, the following compensation and benefits as set forth in his offer letter:

(a)
Salary. Mr. Rodgers will receive an annualized salary of $900,000, less applicable deductions and withholdings in accordance with the Company’s normal payroll practices.
(b)
Signing Incentive. Mr. Rodgers will receive a gross signing incentive of $400,000, which is subject to reimbursement, on a prorated basis, in the event he voluntarily severs his employment with the Company without Good Reason (as defined in the Executive Compensation Agreement) or is terminated for Cause (as defined in the Executive Compensation Agreement) at any time prior to the one year anniversary of his start date.
(c)
Annual Incentive Program. Mr. Rodgers will be eligible to participate in the Company’s Annual Incentive Program, with a target award of 130% of his base salary and an annual cash incentive opportunity ranging from 0-200% of the target award. Any cash incentive earned for fiscal 2026 will be prorated based on his actual days of service during the fiscal year.
(d)
Long-Term Incentive Program. Mr. Rodgers will be eligible to participate in the Company’s Long-Term Incentive Program, with an annual long-term incentive target of $2,500,000. For fiscal 2026, he is eligible to receive a prorated award valued at $1,875,000 on the grant date, consisting of 60% performance share units and 40% restricted stock units. The performance share units and restricted stock units will be granted pursuant to the form of award agreements attached hereto as Exhibits 10.3 and 10.4, respectively, and incorporated herein by reference.
(e)
Perquisites. As detailed in the offer letter, Mr. Rodgers is eligible to receive certain perquisites, consistent with those typically provided by the Company to senior executives. These perquisites include, but are not limited to, reimbursement of certain expenses related to financial and tax advisory services, relocation assistance under the Company’s relocation program, and a monthly stipend to offset personal commuting expenses incurred when traveling to the Company’s corporate offices during his first year of employment.
(f)
Pre-Employment Termination Payment. In the event the Company withdraws or terminates Mr. Rodgers offer of employment before the effective date of his appointment, other than due to a breach of the offer letter by Mr. Rodgers that remains uncured for a period of ten or more days, Mr. Rodgers will be entitled to receive a pre-employment termination payment of $250,000.
(g)
Other Benefits. Mr. Rodgers will be eligible to participate in the Company’s health, welfare, retirement savings, and other benefit plans that the Company may establish from time to time for senior executives.

Mr. Rodgers will also be entitled to certain benefits upon a termination of employment and will be subject to certain restrictive covenant obligations in favor of the Company, as set forth in the Executive Compensation Agreement.

The foregoing descriptions of the offer letter and the Executive Compensation Agreement do not purport to be complete and are qualified in their entirety by reference to the offer letter and Executive Compensation Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

There are no family relationships between Mr. Rodgers and any director or executive officer of the Company, and no arrangements or understandings between Mr. Rodgers and any other person pursuant to which he was selected as an officer. Since February 2, 2025, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Mr. Rodgers had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company’s press release announcing Mr. Rodgers’ appointment as Chief Operating Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated June 8, 2026
10.2	Form of Executive Compensation Agreement
10.3	Form of Performance Share Unit Agreement
10.4	Form of Restricted Stock Unit Agreement
99.1	Press Release dated June 15, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOHL'S CORPORATION

Date:	June 15, 2026	By:	/s/ Jennifer Kent
Jennifer Kent Senior Executive Vice President, Chief Legal Officer and Corporate Secretary